As filed with the Securities and Exchange Commission on April 15, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post - Effective Amendment No. 1 to Form SB-2 on
FORM S-3

Post-Effective Amendment to

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEC File No:  333-146596

NORTHERN OIL AND GAS, INC.
(Exact Name of Registrant as specified in Its Charter)

Nevada	95-3848122
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

315 Manitoba Avenue, Suite 200
Wayzata, Minnesota 55391
(952) 476-9800
(Address, including zip code, and telephone number, including area code, of principal executive offices)

MICHAEL REGER
CHIEF EXECUTIVE OFFICER
315 MANITOBA AVENUE, SUITE 200
WAYZATA, MINNESOTA 55391
(952) 476-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

ROSS C. FORMELL, ESQ.
BEST & FLANAGAN LLP
225 SOUTH SIXTH STREET, SUITE 4000
MINNEAPOLIS, MINNESOTA 55402
(612) 339-7121

Approximate date of commencement of proposed sale to the public:  From time to time as determined by the selling stockholders after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

*Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Shares of common stock , par value $0.001 per share, issued and outstanding	4,545,455	(1)	$5.25	(5)	$23,863,639	$732.61
Shares of common stock , par value $0.001 per share, issued and outstanding	2,409,092(2)	(4)	$5.25	(5)	$12,647,733	$388.29
Shares of common stock , par value $0.001 per share, issued and outstanding	2,409,092(3)	(4)	6.00		14,454,552	443.76
Total Registration Fee						$1,564.66	(5)(6)

(1)	Includes 4,545,455 shares of common stock sold to purchasers in a private placement we completed on September 10, 2007.
(2)	Shares underlying warrants exercisable at $5.00 per share.
(3)	Shares underlying warrants exercisable at $6.00 per share.
(4)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such indeterminate number of shares of common stock as may be issued from time to time as a result of stock splits, stock dividends, or similar transactions pursuant to the anti-dilution provisions in the above warrants.

(5)
Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the high and low sale price of the common stock as reported by the OTC Bulletin Board on October 4, 2007   in accordance with Rule 457(c) under the Securities Act of 1933.

(6)	Previously paid with original filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This post-effective amendment on Form S-3 amends the prior registration statement on Form SB-2 filed by the registrant on October 10, 2007, SEC File Number 333-146596.

Dated April 15, 2008

NORTHERN OIL AND GAS, INC.

Prospectus

Northern Oil and Gas, Inc.

9,363,639 shares of common stock

This prospectus relates to the offering by the selling stockholders of Northern Oil and Gas, Inc. of up to 9,363,639 shares of our common stock, par value $0.001 per share, consisting of 4,545,455 shares purchased by the selling stockholders in our private placement on September 10, 2007, as well as 4,818,184 shares issuable pursuant to warrants to purchase common stock, issued to the selling stockholders and the placement agent for the private placement.  Warrants to purchase 2,409,092 shares are exercisable at $5.00 per share for 18 months and warrants to purchase 2,409,092 shares are exercisable at $6.00 per share for 48 months.  We are registering the offer and sale of the common stock to satisfy registration rights we have granted to the selling stockholders.

We will not receive any proceeds from the sale of common stock by the selling stockholders.  If the warrants are fully exercised, we will receive proceeds of $26,500,012, which we will use for general working capital purposes.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the American Stock Exchange, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock is traded on the American Stock Exchange under the symbol “NOG”. On April 3, 2008, the last reported sale price of the common stock was $7.05 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  BEFORE MAKING ANY INVESTMENT IN OUR SECURITIES, YOU SHOULD READ AND CAREFULLY CONSIDER RISKS DESCRIBED IN THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 15, 2008

SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and our financial statements and the notes thereto included elsewhere in this prospectus.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “we,” “us,” “our,” and “the Company” refer to Northern Oil and Gas, Inc., a Nevada corporation.

Our Company

Northern Oil and Gas, Inc. is a growth-oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties.

Our business strategy is to identify and exploit resources in and adjacent to existing or indicated producing areas that can be quickly developed and put in production at low cost.  We also intend to take advantage of our expertise in aggressive land acquisition to develop exploratory projects with extremely attractive growth potential in focus areas and to participate with other companies in those areas to explore for oil and natural gas using state-of-the-art 3D seismic technology. We believe our edge lies in our ability to acquire property in the most exciting new plays in a nimble and efficient fashion. We are focused on low overhead. For example, our officers, who are also major stakeholders, do not currently take salaries. We believe we are in a position to most efficiently exploit and identify high production oil and gas properties. We will actively continue to pursue the acquisition of properties that fit our profile.

Corporate Information

Northern Oil and Gas, Inc. was incorporated under the laws of the State of Nevada on February 10, 1983. Our principal executive offices are located at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota 55391. The telephone number at our principal executive offices is (952) 476-9800. Our website address is www.northernoil.com. Information contained on our website is not deemed part of this prospectus.

The Offering

Common Stock Offered (1)
9,363,639 shares of our common stock, par value $0.001 per share, consisting of 4,545,455 shares purchased by the selling stockholders in our private placement on September 10, 2007 at $3.30 per share, as well as 4,818,184 shares issuable pursuant to warrants to purchase common stock, issued to the selling stockholders and the placement agent for the private placement

Offering Price	Market price or privately negotiated prices.

Common Stock Outstanding	28,900,970 shares as of March 31, 2008.

Use of Proceeds
We will not receive any proceeds from the sale of the shares offered by the selling stockholders.  If the warrants are fully exercised, we will receive proceeds of $26,500,012, which we will use for general working capital purposes.

American Stock Exchange Symbol	NOG

Risk Factors
An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 4 and the other information contained in this prospectus before making an investment decision regarding our common stock.

RISK FACTORS

An investment in us involves a high degree of risk. Investors should carefully consider the risks below before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to our Business

We have minimal operating history, which raises substantial doubt as to our ability to successfully develop profitable business operations.

We have a limited operating history. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industries. As a result of our recent acquisition of mineral leases we have yet to generate revenues from operations and have been focused on organizational, start-up, market analysis, exploratory drilling and fund raising activities. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including:

• our ability to raise adequate working capital;

• success of our development and exploration;

• demand for natural gas and oil;

• the level of our competition;

• our ability to attract and maintain key management and employees; and

•  our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

To achieve profitable operations, we must, alone or with others, successfully execute on the factors stated above, along with continually developing ways to enhance our production efforts, when commenced. Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals. There is a possibility that some, or all, of our wells may never produce natural gas or oil.

We are highly dependent on Michael Reger, our Chief Executive Officer and Chairman and Ryan Gilbertson, Chief Financial Officer. The loss of either of them, upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

Our success depends heavily upon the continued contributions of Michael Reger and Ryan Gilbertson, whose knowledge, leadership and technical expertise would be difficult to replace, and on our ability to retain and attract experienced engineers, geoscientists and other technical and professional staff. If we were to lose their services, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement for them.  Mr. Reger and Mr. Gilbertson recently entered into employment agreements with the Company, however, their employment is “at will”.  Between them they control directly or indirectly approximately 23% of our outstanding shares as of March 31, 2008.

Our management team does not have extensive experience in public company matters, which could impair our ability to comply with legal and regulatory requirements.

Our management team has had limited public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws, including filing required reports and other information required on a timely basis. It may be expensive to implement and effect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations, and we may not have the resources to do so. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Our lack of diversification will increase the risk of an investment in the Company, and our financial condition and results of operations may deteriorate if we fail to diversify .

Our business focus is on the oil and gas industry in a limited number of properties, initially in Montana and North Dakota. Larger companies have the ability to manage their risk by diversification. However, we will lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified, enhancing our risk profile. If we cannot diversify our operations, our financial condition and results of operations could deteriorate.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire additional properties, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Competition in obtaining rights to explore and develop oil and gas reserves and to market our production may impair our business.

The oil and gas industry is highly competitive. Other oil and gas companies may seek to acquire oil and gas leases and other properties and services we will need to operate our business in the areas in which we expect to operate. This competition is increasingly intense as prices of oil and natural gas on the commodities markets have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or adequately respond to competitive pressures, this inability may materially adversely affect our results of operation and financial condition.

We may be unable to obtain additional capital that we will require to implement our business plan, which could restrict our ability to grow.

We expect that our current capital and our other existing resources will be sufficient only to provide a limited amount of working capital, and the revenues generated from our properties in Montana and North Dakota alone may not be sufficient to fund both our continuing operations and our planned growth. We will require additional capital to continue to operate our business beyond the initial phase of our current properties, and to further expand our exploration and development programs to additional properties. We may be unable to obtain additional capital required.

Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned expansion of operations going forward.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

Our ability to obtain needed financing may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our status as a new enterprise without a significant demonstrated operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and/or the loss of key management. Further, if oil and/or natural gas prices on the commodities markets decline, our revenues will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes, which may adversely impact our financial condition.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions expanding our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

•	meet our capital needs;
•	expand our systems effectively or efficiently or in a timely manner;
•	allocate our human resources optimally;
•	identify and hire qualified employees or retain valued employees; or
•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting the business of the Company. We have a small management team, and the loss of a key individual or inability to attract suitably qualified staff could materially adversely impact our business.

Our success depends on the ability of our management and employees to interpret market and geological data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments. Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We have sought to and will continue to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

Our hedging activities could result in financial losses or could reduce our net income, which may adversely affect your investment in our common stock.

In order to manage our exposure to price risks in the marketing of our oil and   natural gas production, we may enter into oil and natural gas price hedging arrangements with respect to a portion of our expected production.

While intended to reduce the effects of volatile oil and natural gas prices, such transactions may limit our potential gains and increase our potential losses if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which:

•	our production is less than expected;
•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or
•	the counterparties to our hedging agreements fail to perform under the contracts.

Risks Related To Our Industry

Our exploration for oil and gas is risky and may not be commercially successful, and the advanced technologies we use cannot eliminate exploration risk, which could impair our ability to generate revenues from our operations.

Our future success will depend on the success of our exploratory drilling program. Oil and gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration.  Our ability to produce revenue and our resulting financial performance are significantly affected by the prices we receive for oil and natural gas produced from wells on our acreage.  Especially in recent years, the prices at which oil and natural gas trade in the open market have experienced significant volatility, and will likely continue to fluctuate in the foreseeable future due to a variety of influences including, but not limited to, the following:

•	domestic and foreign demand for oil and natural gas by both refineries and end users;
•	the introduction of alternative forms of fuel to replace or compete with oil and natural gas;
•	domestic and foreign reserves and supply of oil and natural gas;
•	competitive measures implemented by our competitors and domestic and foreign governmental bodies;
•
political climates in nations that traditionally produce and export significant quantities of oil and natural gas (including military and other conflicts in the Middle East and surrounding geographic region) and regulations and tariffs imposed by exporting and importing nations;

•	weather conditions; and
•	domestic and foreign economic volatility and stability.

Oil and natural gas prices have generally increased over the past five years.  A reversing of that general trend could significantly impact the price paid for the oil and natural gas we produce, which could significantly limit our ability to acquire additional acreage and pursue development and production efforts on our existing acreage.  A significant decrease in oil and natural gas prices could also adversely impact our ability to raise additional capital to pursue future drilling activities.

Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Even when used and properly interpreted, three dimensional (3D) seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. In addition, the use of three dimensional (3D) seismic data becomes less reliable when used at increasing depths. We could incur losses as a result of expenditures on unsuccessful wells. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

We may not be able to develop oil and gas reserves on an economically viable basis, and our reserves and production may decline as a result.

If we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Estimates of oil and natural gas reserves that we make may be inaccurate and our actual revenues may be lower than our financial projections.

We will make estimates of oil and natural gas reserves, upon which we will base our financial projections. We will make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. Economic factors beyond our control, such as interest rates, will also impact the value of our reserves. The process of estimating oil and natural gas reserves is complex, and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and natural gas interests.

Drilling new wells could result in new liabilities, which could endanger our interests in our properties and assets.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills, among others. The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We intend to obtain insurance with respect to these hazards; however, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We have not yet determined whether we will establish a cash reserve account for these potential costs in respect of any of our properties or facilities, or if we will satisfy such costs of decommissioning from the proceeds of production in accordance with the practice generally employed in oilfield operations. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

Our inability to obtain necessary facilities could hamper our operations.

Oil and gas exploration and development activities are dependent on the availability of drilling and related equipment, transportation, power and technical support in the particular areas where these activities will be conducted, and our access to these facilities may be limited. To the extent that we conduct our activities in remote areas, needed facilities may not be proximate to our operations, which will increase our expenses. Demand for such limited equipment and other facilities or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities. The quality and reliability of necessary facilities may also be unpredictable and we may be required to make efforts to standardize our facilities, which may entail unanticipated costs and delays. Shortages and/or the unavailability of necessary equipment or other facilities will impair our activities, either by delaying our activities, increasing our costs or otherwise.

We may have difficulty distributing our production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce, we may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production and may increase our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our business.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years.  We expect that prices will fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return from our reserves and on our financial condition generally. Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry. Prices may not remain at current levels. Future decreases in the prices of oil and natural gas may have a material adverse effect on our financial condition, the future results of our operations and quantities of reserves recoverable on an economic basis.

Increases in our operating expenses will impact our operating results and financial condition   .

Exploration, development, production, marketing (including distribution costs) and regulatory compliance costs (including taxes) will substantially impact the net revenues we derive from the oil and natural gas that we produce. These costs are subject to fluctuations and variation in different locales in which we will operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations. In addition, we may not be able to earn net revenue at our predicted levels, which may impact our ability to satisfy our obligations.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, could require us to forfeit property rights, and may affect the value of our assets. We may also be required to take corrective actions, such as installing additional equipment or taking other actions, each of which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Environmental risks may adversely affect our business.

All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Our insurance may be inadequate to cover liabilities we may incur.

Our involvement in the exploration for and development of oil and gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although we expect to obtain insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances, be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us. If we suffer a significant event or occurrence that is not fully insured, or if the insurer of such event is not solvent, we could be required to divert funds from capital investment or other uses towards covering our liability for such events.

Our business will suffer if we cannot obtain or maintain necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

Challenges to our properties may impact our financial condition.

Title to oil and gas interests is often not capable of conclusive determination without incurring substantial expense. While we intend to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired.  To mitigate title problems, it is a common industry practice to obtain a title opinion from a qualified oil and gas attorney prior to the drilling operations of a well.

We will rely on technology to conduct our business and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities. We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial, and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

Risks Related to our Common Stock

There has been a limited trading market for our common stock.

There has been a limited trading market for our common stock on the Over-the-Counter Bulletin Board. The lack of an active market may impair the ability of our investors to sell their shares of common stock at the time they wish to sell them or at a price that they consider reasonable. The lack of an active market may also reduce the fair market value of the shares of our common stock.  An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using our common stock as consideration.  We have begun trading on the American Stock Exchange, which we expect to generally increase liquidity for our stockholders, although no assurances can be given that liquidity will in fact improve.

The market price of our common stock is, and is likely to continue to be, highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a number of factors, some of which are beyond our control, including:

•
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	announcements of new acquisitions, reserve discoveries or other business initiatives by our competitors;

•	our ability to take advantage of new acquisitions, reserve discoveries or other business initiatives;

•	fluctuations in revenue from our oil and gas business as new reserves come to market;

•	changes in the market for oil and natural gas commodities and/or in the capital markets generally;

•	changes in the demand for oil and natural gas, including changes resulting from the introduction or expansion of alternative fuels;

•	quarterly variations in our revenues and operating expenses;

•	changes in the valuation of similarly situated companies, both in our industry and in other industries;

•	changes in analysts’ estimates affecting our company, our competitors and/or our industry;

•	changes in the accounting methods used in or otherwise affecting our industry;

•	additions and departures of key personnel;

•	announcements of technological innovations or new products available to the oil and gas industry;

•	announcements by relevant governments pertaining to incentives for alternative energy development programs;

•	fluctuations in interest rates and the availability of capital in the capital markets; and

•	significant sales of our common stock, including sales by the selling stockholders following registration of the shares under this prospectus.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our common stock to decline.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses, including the coming to market of oil and natural gas reserves that we are able to discover and develop, expenses that we incur, the prices of oil and natural gas in the commodities markets and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

Stockholders will experience dilution upon the exercise of options.

As of December 31, 2007, we had authorized the issuance of up to 2,000,000 shares of common stock underlying options that may be granted, of which options for 1,660,000 shares of common stock had already been granted, and of those granted, 660,000 remain outstanding, pursuant to the Company’s 2006 Incentive Stock Option Plan.  If the holders of those remaining outstanding options exercise those options, stockholders may experience dilution in the net tangible book value of our common stock. Further, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price.

Because our common stock was deemed a low-priced “Penny” stock at times during 2007, an investment in our common stock may be considered high risk and subject to marketability restrictions.

Our common stock traded at or below $5.00 at times during calendar year 2007, which qualified our common stock as a “penny stock”, as defined in Rule 3a51-1 under the Securities Exchange Act.  At such times as the trading price of our common stock is less than $5.00 per share, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

There can be no assurance that our common stock will continue to trade above $5.00 per share.  Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward-looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions such as “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

SELLING STOCKHOLDERS

Except as noted, this prospectus covers shares of our common stock sold in our private equity offering on September 10, 2007 for $3.30 per share, to “accredited investors” as defined by Rule 501(a) under the Securities Act, pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act, as well as shares of common stock issuable upon exercise of warrants issued to such selling stockholders and the placement agent for the private placement. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares of common stock listed opposite each of their names below. We are required, under a registration rights agreement, to register for resale the shares of our common stock described in the tables below.

The following table sets forth information about the number of shares of our common stock beneficially owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act.  For each selling stockholder, other than the placement agent, one-half of these shares are shares of common stock purchased in the September 10, 2007 private placement, and one-half are shares issuable upon exercise of warrants.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of September 15, 2007. The selling stockholders identified below may have purchased, acquired, sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented.  Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot provide an exact amount, but have provided an estimate, of the number of shares of common stock that will be held by the selling stockholders upon termination of this offering, because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus, and may acquire other shares on the open market or otherwise. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The percentage of common stock outstanding is based upon a total of 27,699,578 issued and outstanding shares of our common stock on September 15, 2007. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. Shares underlying options exercisable within 60 days of September 15, 2007 are considered for the purpose of determining the percent of the class held by the holder of such options, but not for the purpose of computing the percentages held by others. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable, unless otherwise noted in footnotes to the table. None of the selling stockholders has had a position, office or other material relationship with us in the past three years, except as indicated in footnotes to the table.

Beneficial Owner	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered(1)		Shares of Common Stock Owned Upon Completion of the Offering(2)	Percentage of Common Stock Outstanding Upon Completion of Offering
FIG Partners, LLC (3)(4)	272,728	272,728	(4)	0	*
Millenium Partners, LP (5)	1,818,182	1,818,182		0	*
Robert J. Suttman, II	60,600	60,600		0	*
Mark E. Brady	121,220	121,220		0	*
R. Eubel & M. Brady, Trustees EBS Asset Management, Inc. Profit Sharing Plan All Cap U/A DTD January 1, 1994	118,780	118,780		0	*
EBS Microcap Partners, LP, A Partnership	203,040	203,040		0	*
A. Eubel & M. Brady, Trustees EBS Asset Management, Inc. Profit Sharing Plan U/A DTD January 1, 1994	33,340	33,340		0	*
EBS Partners, LP Primary Account, A Partnership	721,220	721,220		0	*
Calm Waters Partnership	1,212,122	1,212,122		0	*
Highbridge Global Natural Resources, LP	363,636	363,636		0	*
Highbridge International, LLC	848,486	848,486		0	*
Saracen Energy, LP	1,450,890	1,450,890		0	*
Grey K Fund, LP	198,788	198,788		0	*
Grey K Offshore Leveraged Fund	242,424	242,424		0	*
Grey K Offshore Fund, Ltd.	286,060	286,060		0	*
Highview Avenue Energy Trading, Ltd.	606,060	606,060		0	*
Elysian Fund	400,000	400,000		0	*
Antea Partners	121,212	121,212		0	*
North Point Partners I, LLC (6)	90,910	90,910		0	*
Jeffrey R. Freedman	60,606	60,606		0	*
Dax D. Atkinson	12,122	12,122		0	*
MLPF&S Custodian, Dennis Smith IRA	121,212	121,212		0	*

*  Less than 1%

(1)
Includes shares owned directly and shares underlying warrants.  Represents the maximum number of shares that may be sold by each selling shareholder pursuant to this prospectus; provided, however, that pursuant to Rule 416 under the Securities Act of 1933, as amended, the registration statement of which this prospectus is a part shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other transaction effected pursuant to the anti-dilution provisions in the warrants, without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(2)	Assumes the sale of all shares offered hereby to unaffiliated third parties. The selling shareholders may sell all or part of their respective shares.
(3)	Includes shares underlying warrants issued to FIG Partners, LLC as placement agent for the private placement.
(4)
Affiliated with a broker-dealer, FIG Partners, LLC.  They have represented to us that they acquired our stock in the ordinary course of business and without any agreements, directly or indirectly, with any person to distribute the stock.

(5)
Affiliated with a broker-dealer, Israel A. Englander & Co., Inc.  They have represented to us that they acquired our stock in the ordinary course of business and without any agreements, directly or indirectly, with any person to distribute the stock.

(6)
Affiliated with a broker-dealer, Conifer Securities.  They have represented to us that they acquired our stock in the ordinary course of business and without any agreements, directly or indirectly, with any person to distribute the stock.

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.  If the warrants are fully exercised, we will receive proceeds of $26,500,012, which we will use for general working capital purposes.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution (on the American Stock Exchange or other exchange on which our shares may be listed from time-to-time) in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon a selling stockholder’s notification of the Company that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. As disclosed in the Selling Stockholder table, three of the selling stockholders are affiliated with a broker-dealer.

The Company has advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

The Company is paying all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

We will make copies of this prospectus available to the selling shareholders, and we have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

We may suspend the use of this prospectus, in the event that there is a material, or potentially material, development involving the Company, or there is an occurrence of an event that renders the information in this prospectus misleading, incomplete or untrue.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 27,699,578 shares were outstanding as of September 15, 2007. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Warrants

In connection with the private placement concluded on September 10, 2007, the Company issued to investors warrants to purchase a total of 4,818,184 shares of common stock, $0.001 par value per share.  These consist of warrants to purchase 2,409,292 shares at $5.00 per share for 18 months from the date of issue, and warrants to purchase 2,409,092 shares at $6.00 per share for 48 months from the date of issue.  These warrants contained standard anti-dilution provisions, and limit the holder’s ability to exercise if doing so would cause the holder to beneficially own in excess of 9.99% of the Company’s outstanding common stock.

INDEMNIFICATION

Under Nevada law, none of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing provisions do not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of the Company in most cases for any liability suffered by them arising out of their activities as directors, officers, and employees of the Company, if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that, in the event of a settlement, the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Company. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law.

Our bylaws also provide that the Company may purchase and maintain insurance for the benefit of a person who is or was serving as a director, office, employee or agent of the Company against a liability incurred by him or her as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Best & Flanagan LLP, Minneapolis, Minnesota.

EXPERTS

Mantyla McReynolds, LLC, an independent registered public accounting firm, has audited our financial statements incorporated by reference in this prospectus, as stated in their report, and have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.  You can also obtain additional information about us at our website, http://www.northernoil.com.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all the shares.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
•	Proxy Statement for the 2008 Annual Meeting of shareholders.
•	The description of our common stock contained in our Registration Statement on Form SB-2 (No. 333-146596), including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Ryan Gilbertson
Chief Financial Officer
Northern Oil and Gas, Inc.
315 Manitoba Avenue, Suite 200
Wayzata, Minnesota  55391

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

9,363,639 Shares of Common Stock

NORTHERN OIL AND GAS, INC.

PROSPECTUS

April 15, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock being sold by the selling stockholders pursuant to this registration statement. The selling stockholders will not bear any portion of such fees and expenses.

EXPENSE	AMOUNT

Registration Fees	$1,565
Printing and Engraving Costs	0
Legal Fees	30,000
Accounting Fees	10,000
Listing Fees	0
Transfer Agent Fees	0
Miscellaneous Fees and Expenses	2,000
Total	$43,565

Item 15. Indemnification of Directors and Officers.

Under Nevada law, a corporation shall indemnify a director or officer against expenses, including attorneys’ fees, actually and reasonably incurred by him, to the extent the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding. A corporation may indemnify a director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding. Excepted from that immunity are:

•	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;
•	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
•	a transaction from which the director derived an improper personal profit; and
•	willful misconduct.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers and former officers and directors (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director or officer of Northern Oil and Gas, Inc. or any of our subsidiaries.

Our bylaws also provide that our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of Northern Oil and Gas, Inc. or any of our subsidiaries (including heirs and personal representatives) against a liability incurred by him or her as our director, officer, employee or agent.

Item 16. Exhibits

Exhibit No.	Description	Reference
2.1	Agreement and Plan of Merger dated March 20, 2007, with exhibits	Incorporated by reference to Exhibit 2 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
2.2	Written Action of the Board of Directors of Kentex Petroleum, Inc., constituting the plan and agreement of short-form merger with Northern Oil and Gas, Inc., dated March 20, 2007	Incorporated by reference to Exhibit 2.2 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 11, 2007, as amended, File No. 333-143648
3.1	Articles of Incorporation of Northern Oil and Gas, Inc.	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.2	Certificate of Amendment of the Articles of Incorporation of Northern Oil and Gas, Inc. dated March 27, 1984	Incorporated by reference to Exhibit 3.3(i) to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.3	Certificate of Amendment of the Articles of Incorporation of Northern Oil and Gas, Inc. dated October 5, 1999	Incorporated by reference to Exhibit 3.3(ii) to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.4	Written Action of the Board of Directors of Kentex Petroleum, Inc. authorizing name change to Northern Oil and Gas, Inc., dated March 20, 2007	Incorporated by reference to Exhibit 2.2 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 11, 2007, as amended, File No. 333-143648.
3.5	Amended and Restated Bylaws of Northern Oil and Gas, Inc.	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2007 (File No. 000-30955).
4.1	Specimen Stock Certificate of Northern Oil and Gas, Inc.	Incorporated by reference to Exhibit 2.2 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 11, 2007, as amended, File No. 333-143648.
5.1	Opinion of Best & Flanagan LLP.	Previously filed.
10.1	Montana Lease acquisition agreement with Montana Oil Properties dated October 5, 2007	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.2	North Dakota lease acquisition agreement with Southfork Exploration, LLC, dated November 15, 2006	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.3	Northern Oil and Gas, Inc. Incentive Stock Option Plan adopted November 3, 2006	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.4	Form of Nonqualified Stock Option Agreement under the Northern Oil and Gas, Inc.’s Incentive Stock Option Plan	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.5	Form of Convertible Promissory Note between the Company and Messrs. Reger, Gilbertson and Polinsky	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.6	Form of Principal Shareholders Agreement, including exhibits	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).

Exhibit No.	Description	Reference
10.7	Letter Agreement between the Company and Gallatin Resources, LLC dated June 25, 2007.	Previously filed.
10.8	Letter Agreement between the Company and Montana Oil & Gas Properties, LLC dated August 13, 2007.	Previously filed.
10.9	Form of Subscription Agreement	Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K12G3 filed with the Securities and Exchange Commission on September 14, 2007 (File No. 000-30955).
10.10	Form of Warrant	Incorporated by reference to Exhibit 10.2 to the current report on Form 8-K12G3 filed with the Securities and Exchange Commission on September 14, 2007 (File No. 000-30955).
10.11	Form of Registration Rights Agreement	Incorporated by reference to Exhibit 10.3 to the current report on Form 8-K12G3 filed with the Securities and Exchange Commission on September 14, 2007 (File No. 000-30955).
10.12	Placement Agency Agreement	Incorporated by reference to Exhibit 10.4 to the current report on Form 8-K12G3 filed with the Securities and Exchange Commission on September 14, 2007 (File No. 000-30955).
10.13	Form of Lock-Up/Leak-Out Agreement	Incorporated by reference to Exhibit 10.5 to the current report on Form 8-K12G3 filed with the Securities and Exchange Commission on September 14, 2007 (File No. 000-30955).
10.14	Employment Agreement by and between Northern Oil and Gas, Inc. and Michael L. Reger, dated January 16, 2008	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on January 22, 2008 (File No. 000-30955).
10.15	Employment Agreement by and between Northern Oil and Gas, Inc. and Ryan R. Gilbertson, dated January 16, 2008	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on January 22, 2008 (File No. 000-30955).
10.16	Irrevocable Proxy Provided by Joseph A. Geraci II, Kimerlie Geraci, Lantern Advisers, LLC, Isles Capital, LLC and Mill City Ventures, LP, dated February 21, 2008	Incorporate by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on March 19, 2008 (File No. 000-30955).
14.1	Code of Business Conduct and Ethics, effective as of November 30, 2007	Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on December 6, 2007 (File No. 000-30955).
23.1	Consent of Best & Flanagan LLP (included in Exhibit 5.1)	Previously filed.
23.2	Consent of Mantyla McReynolds LLC. *
24.1	Powers of Attorney	Included on the signature page hereto.
*	Filed herewith

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
		(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 15, 2008.

Northern Oil and Gas, Inc.

By: /s/  Michael L. Reger
Name:   Michael L. Reger
Title:   Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, Michael L. Reger and Ryan R. Gilbertson, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 426(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection wherewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael L. Reger	Chief Executive Officer, Director and Secretary	April 15, 2008
Michael L. Reger

/ s/ Ryan R. Gilbertson	Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, Director	April 15, 2008
Ryan R. Gilbertson

/ s/ Loren J. O’Toole	Director	April 15, 2008
Loren J. O’Toole

/ s/ Carter Stewart	Director	April 15, 2008
Carter Stewart

/ s/ Jack King	Director	April 15, 2008
Jack King

/ s/ Robert Grabb	Director	April 15, 2008
Robert Grabb

/ s/ Lisa Bromiley Meier	Director	April 15, 2008
Lisa Bromiley Meier

EXHIBIT INDEX

Exhibit No.	Description	Reference
2.1	Agreement and Plan of Merger dated March 20, 2007, with exhibits	Incorporated by reference to Exhibit 2 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
2.2	Written Action of the Board of Directors of Kentex Petroleum, Inc., constituting the plan and agreement of short-form merger with Northern Oil and Gas, Inc., dated March 20, 2007	Incorporated by reference to Exhibit 2.2 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 11, 2007, as amended, File No. 333-143648
3.1	Articles of Incorporation of Northern Oil and Gas, Inc.	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.2	Certificate of Amendment of the Articles of Incorporation of Northern Oil and Gas, Inc. dated March 27, 1984	Incorporated by reference to Exhibit 3.3(i) to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.3	Certificate of Amendment of the Articles of Incorporation of Northern Oil and Gas, Inc. dated October 5, 1999	Incorporated by reference to Exhibit 3.3(ii) to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 6, 2000 (File No. 000-30955).
3.4	Written Action of the Board of Directors of Kentex Petroleum, Inc. authorizing name change to Northern Oil and Gas, Inc., dated March 20, 2007	Incorporated by reference to Exhibit 2.2 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 11, 2007, as amended, File No. 333-143648.
3.5	Amended and Restated Bylaws of Northern Oil and Gas, Inc.	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2007 (File No. 000-30955).
4.1	Specimen Stock Certificate of Northern Oil and Gas, Inc.	Incorporated by reference to Exhibit 2.2 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 11, 2007, as amended, File No. 333-143648.
5.1	Opinion of Best & Flanagan LLP.	Previously filed.
10.1	Montana Lease acquisition agreement with Montana Oil Properties dated October 5, 2007	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.2	North Dakota lease acquisition agreement with Southfork Exploration, LLC, dated November 15, 2006	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.3	Northern Oil and Gas, Inc. Incentive Stock Option Plan adopted November 3, 2006	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).

10.4	Form of Nonqualified Stock Option Agreement under the Northern Oil and Gas, Inc.’s Incentive Stock Option Plan	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.5	Form of Convertible Promissory Note between the Company and Messrs. Reger, Gilbertson and Polinsky	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.6	Form of Principal Shareholders Agreement, including exhibits	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K12G3 filed with the Securities and Exchange Commission on March 22, 2007 (File No. 000-30955).
10.7	Letter Agreement between the Company and Gallatin Resources, LLC dated June 25, 2007.	Previously filed.
10.8	Letter Agreement between the Company and Montana Oil & Gas Properties, LLC dated August 13, 2007.	Previously filed.
10.9	Form of Subscription Agreement	Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K12G3 filed with the Securities and Exchange Commission on September 14, 2007 (File No. 000-30955).
10.10	Form of Warrant	Incorporated by reference to Exhibit 10.2 to the current report on Form 8-K12G3 filed with the Securities and Exchange Commission on September 14, 2007 (File No. 000-30955).
10.11	Form of Registration Rights Agreement	Incorporated by reference to Exhibit 10.3 to the current report on Form 8-K12G3 filed with the Securities and Exchange Commission on September 14, 2007 (File No. 000-30955).
10.12	Placement Agency Agreement	Incorporated by reference to Exhibit 10.4 to the current report on Form 8-K12G3 filed with the Securities and Exchange Commission on September 14, 2007 (File No. 000-30955).
10.13	Form of Lock-Up/Leak-Out Agreement	Incorporated by reference to Exhibit 10.5 to the current report on Form 8-K12G3 filed with the Securities and Exchange Commission on September 14, 2007 (File No. 000-30955).
10.14	Employment Agreement by and between Northern Oil and Gas, Inc. and Michael L. Reger, dated January 16, 2008	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on January 22, 2008 (File No. 000-30955).
10.15	Employment Agreement by and between Northern Oil and Gas, Inc. and Ryan R. Gilbertson, dated January 16, 2008	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on January 22, 2008 (File No. 000-30955).
10.16	Irrevocable Proxy Provided by Joseph A. Geraci II, Kimerlie Geraci, Lantern Advisers, LLC, Isles Capital, LLC and Mill City Ventures, LP, dated February 21, 2008	Incorporate by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on March 19, 2008 (File No. 000-30955).

14.1	Code of Business Conduct and Ethics, effective as of November 30, 2007	Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on December 6, 2007 (File No. 000-30955).
23.1	Consent of Best & Flanagan LLP (included in Exhibit 5.1)	Previously filed.
23.2	Consent of Mantyla McReynolds LLC. *
24.1	Powers of Attorney	Included on the signature page hereto.
*	Filed herewith

EXHIBIT 23.2

MANTYLA MCREYNOLDS LLC
5872 South 900 East, Suite 250
Salt Lake City, Utah  84121
Telephone:  801.269.1818
Facsimile:  801.266.3481

The Board of Directors
Northern Oil and Gas, Inc.:

We hereby consent to the incorporation by reference in Registration Statement No. 333-146596 on Form S-3 of Northern Oil and Gas, Inc. (the “Company”) of our report dated March 24, 2008, with respect to the consolidated balance sheets of Northern Oil and Gas, Inc. (formerly Kentex Petroleum, Inc.), an exploration stage company, as of December 31, 2006 and December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from inception on October 5, 2006, through December 31, 2007 and the fiscal year ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Northern Oil and Gas, Inc.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah